EXHIBIT 99.1



June 16, 1997

             PENTAIR TO SELL FEDERAL CARTRIDGE SUBSIDIARY
             TO BLOUNT INTERNATIONAL, INC.


St. Paul, Minn. -- Pentair, Inc. (NYSE: PNR) today announced it has signed a letter of intent to sell its wholly owned subsidiary, Federal Cartridge Co., of Anoka, Minnesota, to Blount International, Inc. of Montgomery Alabama, for an amount in excess of Federal's book value. The transaction, which is subject to regulatory clearance, further due diligence, and completion of a definitive agreement, is expected to close in the third quarter of this year.

     "Federal is an excellent business that has performed well during its nine years as a Pentair company," said Winslow H. Buxton, Pentair chairman and chief executive officer. "But as we crafted Pentair's long-term strategies, it became clear that Federal's value would be much enhanced if it were combined with a company having a broader range of synergistic product offerings and a strong position in the ammunition and sporting goods industries. Blount, owner of several shooting sport-related businesses, is clearly capable of providing Federal the resources necessary to grow and expand its sporting and law enforcement ammunition business. With Federal's excellent product lines, sound management team, and talented work force, we fully expect that opportunities for the company's employees and other stakeholders will be enhanced under the ownership and leadership of Blount."

Proceeds from the sale of Federal will be applied toward future acquisitons in Pentair's three chosen markets -- enclosures, professional tools and equipment, and water products. In the last 20 months, Pentair has acquired seven businesses, all within these three markets.

"Our aggressive acquisition activities and the sale of Federal Cartridge reflect our efforts to establish leading positions in key industries," Buxton said. "Pentair will be much better positioned to enhance shareholder value by continuing to grow and develop within our chosen markets."


Pentair, with approximately 10,000 employees worldwide, is a diversified manufacturer operating in three principal markets: electrical and electronic enclosures; professional tools and equipment; and water products. Headquartered in St. Paul, Minnesota, Pentair operates from 50 manufacturing and distribution locations in North America, Europe, and Asia.